Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-203193) pertaining to the 2015 Global Incentive Plan, 2007 Global Incentive Plan and 2015 Employee Stock Purchase Plan of SolarEdge Technologies, Inc. of our reports dated February 21, 2017, with respect to the consolidated financial statements of SolarEdge Technologies, Inc., and the effectiveness of internal control over financial reporting of SolarEdge Technologies, Inc. included in this Transition  Report (Form 10-KT) for the period from July 1, 2016 to December 31, 2016.

/s/ KOST FORER GABBAY & KASIERER
Tel-Aviv, Israel	KOST FORER GABBAY & KASIERER
February 21, 2017	A Member of Ernst & Young Global